Exhibit 14.1

                         FIRSTPLUS Financial Group, Inc.
                                 Code of Ethics

Introduction

         Our Company's reputation for honesty and integrity is the sum of the personal reputations of our directors, officers and employees. To protect this reputation and to promote compliance with laws, rules and regulations, this Code of Ethics has been adopted by our Board of Directors.

         This Code sets out the basic standards of ethics and conduct to which all of our directors, officers and employees are held. These standards are designed to deter wrongdoing and to promote honest and ethical conduct, but will not cover all situations. If a law or employment agreement conflicts with a policy in this Code, you must comply with the law or employment agreement; however, if a local custom or policy conflicts with this Code, you must comply with the Code.

         If you have any doubts whatsoever as to the propriety of a particular situation, you should submit it in writing to our Company's President, who will review the situation and take appropriate action in keeping with this Code, our other corporate policies and the applicable law. If your concern relates to the President, you should submit your concern, in writing, to the Company's Board of Directors.

1.       Honest and Ethical Conduct

         For directors, officers and employees, we, as a Company, require honest and ethical conduct from everyone subject to this Code. Each of you has a responsibility to all other directors, officers and employees of our Company, and to our Company itself, to act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated and otherwise to conduct yourself in a manner that meets with our ethical and legal standards.

2.       Compliance with Laws, Rules and Regulations

         For directors, officers and employees, you are required to comply with all applicable governmental laws, rules and regulations, both in letter and in spirit. Although you are not expected to know the details of all the applicable laws, rules and regulations, we expect you to seek advice from our Company's President, who may seek advice from legal counsel, if you have any questions about whether the requirement applies to the situation or what conduct may be required to comply with any law, rule or regulation.

3.       Conflicts of Interest

         For directors, officers and employees, you must handle in an ethical manner any actual or apparent conflict of interest between your personal and business relationships. Conflicts of interest are prohibited as a matter of policy. A "conflict of interest" exists when a person's private interest interferes with the interests of our Company. For example, a conflict situation arises if you or a member of your family, receives an improper personal benefit as a result of
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your position with our Company. If you become aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, you should report it promptly to our Company's President. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines set forth in the Company By-Laws or approved by the Board of Directors.

4.       Public Disclosures

         For directors, officers and employees, it is our Company's policy to provide disclosure in accordance with applicable law in all reports and documents that we file with, or submit to, the Securities and Exchange Commission (the "Commission") and in all other public communications made by our Company. As of the date of adoption of this Code, the Board of Directors is aware of and acknowledges the Company's deficiencies in its periodic reporting with the Commission and is committed to curing such deficiencies.

5.       Confidentiality

         For directors, officers and employees, you should maintain the confidentiality of all confidential information entrusted to you by our Company or by persons with whom our Company does business, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors of, or harmful to, our Company, customers, or persons with whom our Company does business, if disclosed.

6.       Insider Trading

         If you have access to material, non-public information concerning our Company, you are not permitted to use or share that information for stock trading purposes, or for any other purpose except the conduct of our Company's business. All non-public information about our Company should be considered confidential information. Insider trading, which is the use of material, non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information, is not only unethical but also illegal. The prohibition on insider trading applies not only to our Company's securities, but also to securities of other companies if you learn of material, non-public information about these companies in the course of your duties to the Company. Violations of this prohibition against "insider trading" may subject you to criminal or civil liability, in addition to disciplinary action by our Company.

7.       Interpretations and Waivers of the Code of Business Conduct and Ethics

         For directors, officers and employees, if you are uncertain whether a particular activity or relationship is improper under this Code or requires a waiver of this Code, you should disclose it to our Company's President, who will make a determination first whether a waiver of this Code is required and second, if required, whether a waiver will be granted. You may be required to agree to conditions before a waiver or a continuing waiver is granted. However, any waiver of this Code for an executive officer or director may be made only by the Company's Board of Directors and will be promptly disclosed to the extent required by applicable law, rule or regulation.

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8.       Reporting any Illegal or Unethical Behavior

         Any report or allegation of a violation this Code need not be signed and may be sent to our Company's President anonymously. All reports of violations of this Code, including reports sent anonymously, will be promptly investigated and, if found to be accurate, acted upon in a timely manner. If any report of wrongdoing relates to accounting or financial reporting matters, or relates to persons involved in the development or implementation of our Company's system of internal controls, a copy of the report will be promptly provided to the Board of Directors, which may participate in the investigation and resolution of the matter. It is the policy of our Company not to allow actual or threatened retaliation, harassment or discrimination due to reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

9.       Compliance Standards and Procedures

         This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents have to be viewed within the framework of our Company's employment agreements, other policies, practices, instructions and the requirements of the law. This Code is in addition to other policies, practices or instructions of our Company that must be observed. Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising ethical standards applicable to the circumstances.

         Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of our Company, can result in disciplinary actions, including dismissal and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any employment agreement or any person's status as an at-will employee.

         This Code is for the benefit of our Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code.

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